Exhibit 10.5

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

For Licensing Patent Rights

This amended and restated exclusive license agreement (the “Restated License Agreement”) is made and entered into on August 12, 2011 by and between THE REGENTS OF THE UNIVERSITY OF COLORADO, a body corporate, having its principal office at 1800 Grant Street, 8th Floor, Denver, CO 80203 (hereinafter “University”) and ARCA biopharma, Inc., a Delaware corporation having its principal office at 8001 Arista Place, Suite 200, Broomfield, CO 80021 (hereinafter “Licensee”) (individually, “Party” and collectively the “Parties”).

WITNESSETH

WHEREAS, University is the owner of certain Patent Rights (as later defined herein) relating to [ * ] and has the right to grant licenses under said Patent Rights; and

WHEREAS, the Parties entered into an exclusive license agreement for the Patent Rights on October 14, 2005, which was subsequently amended by amendments dated June 23, 2006, July 20, 2006, July 19, 2007, and last amended by the Fourth Amendment dated August 22, 2007 (the “License Agreement”); and

WHEREAS, University Technology Corporation (“UTC”) acting on behalf of University entered into a prior agreement dated [ * ] granting exclusive option rights in the Patent Rights to Myogen, Inc. (“Myogen”), which agreement was later assigned in 2007 to Myogen’s successor in interest, Gilead Colorado, Inc. (“Gilead-CU Agreement”); and

WHEREAS, University gave consent, in a letter dated October 6, 2005 (the “CU Consent”), to a Strategic Alliance Agreement between ARCA Discovery, Inc. (which became ARCA biopharma, Inc.) and Myogen whereby Myogen relinquished some of its rights in the Patent Rights and agreed to waive its right to option certain future inventions and improvements (together “the Gilead-relinquished Rights”) and acknowledged University’s right to license to third parties the Gilead-relinquished Rights; and

WHEREAS, Licensee is interested in licensing and further developing the Gilead Relinquished Rights for commercial applications; and

WHEREAS, University desires to have the Gilead-relinquished Rights developed and commercialized to benefit the public and is willing to grant a license hereunder;

WHEREAS, the June 30, 2006 amendment to the License Agreement added the patent rights assigned to University by the University of Cincinnati for University files CU1297H and 1298H which had been a co-owner with University of such patent rights; and

WHEREAS, the Parties desire to amend, restate and replace the License Agreement as set forth herein and update Appendix A of the License Agreement as set forth herein; and

WHEREAS, University wishes to grant Licensee an option to additional technologies of interest to Licensee (Options).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.01	“Affiliate” shall mean every corporation, or entity, which, directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with Licensee, as well as every officer, director, agent and representative of any such corporation or entity. For the purposes of the definition of Affiliate, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.02	“Bucindolol” means the beta-adrenergic–receptor antagonist having the chemical formula: 2-{2-hydroxy-3{{2-(3-indolyl)-1,1-dimethylethyl}amino}propoxy}-benzonitrile hydrochloride, and its racemates, isomers, prodrugs, active metabolites, analogs and any pharmaceutically acceptable salt or complex thereof, and diagnostics used in connection with its prescription.

1.03	“Bucindolol Invention” shall mean an Invention relating solely to the use of Bucindolol as a therapeutic or a diagnostic used solely in connection with the development or prescription of Bucindolol.

1.04	“Bucindolol Patent Rights” shall mean any Patent Rights arising from a Bucindolol Invention.

1.05	“Effective Date” shall mean the date of the last signature on this Agreement.

1.06	“Fields of Use” shall mean the fields of use identified in Appendix B.

1.07	“Improvement” shall mean any Invention in the field of human cardiovascular disease diagnosis, prevention and therapy, the practice of which would also require the practice of an invention claimed in or covered by the Patent Rights, and which is a modification of the inventions claimed in or covered by the Patent Rights and is created in whole or in part by University employee Michael Bristow.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.08	“Invention” shall mean an invention in [ * ] and [ * ] of or [ * ] to [ * ] by [ * ] or [ * ], so long [ * ].

1.9	“Know-How” shall mean, and be limited to, University’s proprietary information which has been created, developed, or fixed in any tangible medium of expression and which is directly related to the use of, or desirable for the practice of, the Patent Rights. All Know-How due under the License Agreement shall be delivered to Licensee prior to or on the Effective Date in written, electronic, oral or other form of communication.

1.10	“Licensed Process(es)” shall mean any process, art, or method, that is covered in whole or in part by an issued, unexpired, valid and enforceable claim or a pending claim contained in the Patent Rights or that incorporates or makes use of Know-How.

1.11	“Licensed Product(s)” shall mean any:

(a)	product or part thereof that is covered in whole or in part by an issued, unexpired, valid and enforceable claim or a pending claim contained in the Patent Rights or that incorporates or makes use of Know-How; or

(b)	product, chemical composition, apparatus, or part thereof that is manufactured or discovered by using a Licensed Process(es) or is employed to practice a Licensed Process(es); or

(c)	product produced, discovered, manufactured or created through the use of any Licensed Product defined in §1.10(a) or §1.10(b).

1.12	“Gilead-CU Agreement” shall mean the Intellectual Property Agreement, as amended, between University Technology Corporation and Myogen, Inc., dated [ * ], and subsequently assigned to Gilead Colorado, Inc. in connection with the acquisition of Myogen by Gilead.

1.13	“Net Sales” shall mean the total gross receipts for sales of Licensed Products or practice of Licensed Processes by Licensee or Affiliates, and from leasing, renting, cross-licensing or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced and paid), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. No deductions shall be made for commissions, or for the costs of collections. Net sales shall also include the fair market value of any non-cash consideration received by Licensee as determined by the amounts that would have been received in an arm’s-length transaction for the sale, lease, or transfer of Licensed Products or Licensed Processes.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.14	“Patent Rights” shall mean all of the following University intellectual property:

(a)	the United States and foreign patents and/or patent applications and/or provisional patent applications listed in Appendix A; and

(b)	United States and foreign patents issued from the applications listed in Appendix A and from divisionals and continuations of these applications; and

(c)	claims of United States and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the United States and foreign applications listed in Appendix A; and

(d)	any reissues or reexaminations of United States and foreign patents described in (a), (b) or (c) above.

1.15	“Royalty” shall mean any consideration paid by Licensee pursuant to this Restated License Agreement.

1.16	“Territory” shall mean the geographical area identified in Appendix B.

ARTICLE 2. GRANT OF RIGHTS AND ACCEPTANCE

2.01	University hereby grants and Licensee accepts, during the term and subject to the terms and conditions of this Restated License Agreement, and further subject to University’s right to do so without incurring liability to third parties:

(a)	a non-exclusive license to make, have made, use, sell, offer to sell and import the Know-How in the Territory and within the Fields of Use; and

(b)	an exclusive license of the Patent Rights in the Territory to make, have made, use, sell, offer to sell, and import any Licensed Products in the Fields of Use and to practice any Licensed Processes in the Fields of Use.

2.02	This Restated License Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of University other than Patent Rights regardless of whether such patents are dominant or subordinate to Patent Rights.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.03	Improvements and Inventions

(a)	Improvements. Subject to any preexisting contractual obligations under sponsored research or clinical trials agreements between University and third parties in effect at the time of the Improvement, and requirements of applicable law, Licensee shall have the option to include Improvements in the Patent Rights in exchange for the consideration set forth herein. Within thirty (30) days of submission of a written invention disclosure form by inventor(s) to University of an Improvement, University shall disclose such Improvement to Licensee. Licensee shall have two (2) months from such disclosure to inform University in writing of its desire for an option for such Improvement. If Licensee informs University in writing of such intention within this two (2) month period, Licensee shall have four (4) months from such notification to University to exercise the option by written notice to University, and as consideration shall [ * ] for all [ * ] incurred [ * ] within [ * ] of receipt of [ * ]. Upon exercise of the option and reimbursement of the patent costs, the Improvement shall be deemed included in the Patent Rights licensed under this Restated License Agreement. If [ * ], [ * ] shall [ * ] to [ * ]; however, such [ * ] shall not [ * ], and said [ * ] shall be [ * ]. Such [ * ] shall be [ * ].

(b)	Option Rights. Subject to any preexisting contractual obligations under sponsored research or clinical trials agreements between University and third parties in effect at the time of the Invention, and requirements of applicable law, University hereby grants Licensee the following option rights:

(1)	For Bucindolol Inventions, University will inform Licensee in a timely manner of all such Bucindolol Inventions received by University in a written invention disclosure form. Licensee shall have two (2) months from disclosure by University to Licensee of such Bucindolol Invention to inform University in writing of its desire for an option for such Bucindolol Invention. If Licensee informs University in writing of such intention within this two (2) month period, Licensee shall have four (4) months from such date to exercise the option by written notice to University; the fee for such option shall be: (i) [ * ] of any and all [ * ] for each such [ * ] incurred by [ * ] prior to and during [ * ] of receipt of [ * ], and (ii) an [ * ] fee of [ * ] payable within [ * ] if [ * ]. Licensee acknowledges that the [ * ] incurred prior to and during [ * ] and the [ * ] fee [ * ] if [ * ] shall be in addition to [ * ]. The parties shall then [ * ] for the [ * ] in good faith, such terms to include [ * ]; and

(2)	For other Inventions, Licensee shall have an exclusive option to license on commercially reasonable terms other Inventions as follows: Licensee shall have two (2) months from submission of a disclosure by University to Licensee of such Invention to inform University in writing of its desire for an

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

option for such Invention. If Licensee informs University in writing of such intention within this two (2) month period, Licensee shall have four (4) months from such date to exercise the option by written notice to University; the fee for such option shall be: (i) [ * ] of any and all [ * ] for each such [ * ] incurred by [ * ] prior to and during [ * ], and (ii) [ * ] fee of [ * ] payable within [ * ] of [ * ]. Licensee acknowledges that the [ * ] incurred prior to and during [ * ] and [ * ] fee of [ * ] shall be in addition to [ * ]. The parties shall then negotiate [ * ] for the [ * ] pursuant to this section 2.03(b)(2) in good faith, such terms to include [ * ]. The parties acknowledge that Licensee has informed University of its desire for an option to the Inventions listed in Appendix A as other Inventions subject to this Article 2.03(b)(2), and Licensee shall have four months from the Effective Date of this Restated License Agreement to exercise such option in accordance with the above terms.

2.04	This Restated License Agreement shall be subject to the mandatory public laws in any country where this Restated License Agreement will produce an effect.

2.05	Confidential Information: The parties acknowledge that throughout the term of this Restated License Agreement, and specifically to allow University to provide Inventions, Bucindolol Inventions and/or Improvements to Licensee for Licensee’s review, either party may need to provide the other with Confidential Information. Licensee may also disclose Confidential Information throughout the term of this Restated License Agreement. For purposes of this Restated License Agreement the term “Confidential Information” shall mean any and all information, invention disclosure forms, know-how, data, technical and non-technical materials, designs, concepts, processes, product samples and specifications, financial or business information and other expertise, whether or not patentable, furnished by one party to the other party, either directly or indirectly. Confidential Information shall include information provided in writing (including graphic material) or orally by the disclosing party and/or observed by the receiving party or upon review of Confidential Information provided by the disclosing party, with the exception of:

a.	information which at the time of disclosure had been previously published or was otherwise in the public domain through no fault of the receiving party;

b.	information which becomes public knowledge after disclosure unless such knowledge results from a breach of this Restated License Agreement;

c.	information which was already in the receiving party’s possession prior to the time of disclosure as evidenced by written records kept in the ordinary course of business or by proof of actual use thereof;

d.	information that is independently developed without use of the Confidential Information; and,

e.	information which is required to be disclosed by law, court order, or government regulation.

Each party, its employees, subsidiaries and Affiliates agree to maintain in confidence the other party’s Confidential Information with the same degree of care the receiving party

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

holds its own confidential and proprietary information. The receiving party shall only permit access to Confidential Information of the disclosing party to those of the receiving party’s employees, and confidential advisors and potential bona fide business partners having a need to know and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein. The receiving party will not use the Confidential Information except to evaluate whether the parties have a mutual interest in pursuing a business and technical relationship or other purposes consistent with this Restated License Agreement. The receiving party will disclose the Confidential Information only to its officers and employees directly concerned with the evaluation of the Confidential Information related to Licensee’s option rights or execution of Licensee’s obligations under this Restated License Agreement, and the receiving party will not disclose the Confidential Information to any third party nor will the receiving party use the University Confidential Information for any other purpose except as permitted by this Restated License Agreement.

2.06	Rights Retained: Subject to the provisions of this Section, all proprietary rights of the disclosing party (including, but not limited to, patent rights, copyrights and/or trade secrets) in and to the Confidential Information shall remain the property of the disclosing party.

2.07	No Further Rights Granted: The Confidential Information being disclosed pursuant to this Restated License Agreement is with the express understanding that neither party will be obligated to enter into any further agreement relating to the Confidential Information, and nothing in this Restated License Agreement shall be construed as granting any right, title, grant, option, ownership, interest in or license from one party to the other relating thereto.

2.08	The obligations of confidentiality and non-use of Confidential Information shall terminate five (5) years from the date a particular item of Confidential Information is first received by the receiving party unless the parties enter into a definitive contract modifying or superseding the Restated License Agreement to the subject matter hereof, in which case the rights and obligations of the parties shall be governed by that contract.

ARTICLE 3. SUBLICENSING

3.01	Upon notification by Licensee to University, Licensee may sublicense to one or more third parties the rights granted in Article 2 subject to the following limitations:

(a)	Licensee agrees that any sublicenses granted by it shall impose restrictions and conditions upon sublicensees that are consistent with those imposed upon Licensee; and

(b)	University agrees that, in the event University terminates this Restated License Agreement for any reason, any sublicenses granted shall survive such termination and shall be enforceable by both University and sublicensee, so long as sublicensee is not in breach; and

(c)	Licensee agrees that any sublicenses granted shall adequately protect University’s security and property interest in University’s Know-How and Patent Rights.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.02	Any sublicenses granted by Licensee shall provide only for cash consideration from sublicensees unless University has expressly consented otherwise in writing in advance.

3.03	Licensee agrees to forward to University a complete copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement.

ARTICLE 4. GOVERNMENT AND UNIVERSITY RIGHTS

4.01	Notwithstanding any use of descriptive terms within this Restated License Agreement such as “exclusive”, this Restated License Agreement is subject to all of the terms and conditions of Title 35 USC §§ 200 et al (“Bayh-Dole Act”) and 37 CFR Part 401, as such may be amended. Further, Licensee agrees to take all reasonable action necessary to enable University to satisfy its obligations hereunder. Such terms and conditions shall include Licensee’s obligation to assure that any Licensed Products used or sold in the United States shall be manufactured substantially in the United States.

4.02	University shall have the transferable right to practice the Patent Rights and Know-How for nonprofit research and education purposes.

4.03	University shall have the right to publish any information included in the Patent Rights and the Know-How provided that University takes reasonable steps to avoid the loss of any patent rights as a result of University exercising its rights under this §4.03.

ARTICLE 5. ROYALTIES

5.01	As consideration for the disclosure of University’s Know-How as well as the licenses and rights under University’s Patent Rights, Licensee agrees to pay to University:

(a)	Nonrefundable Annual Minimum Royalties as set forth in Appendix C; and

(b)	Earned Royalties as set forth in Appendix C; and

(c)	Benchmark Royalties as set forth in Appendix C; and

(d)	Sublicensing Royalties as set forth in Appendix C; and

(e)	[ * ], as applicable.

5.02	No multiple Royalties shall be payable in the event that any Licensed Products or Licensed Processes are covered by more than one of the Patent Rights.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.03	On sales of Licensed Products by Licensee to sublicensees or on sales made in other than arm’s-length transactions, the value of the Net Sales attributed under this Article 5 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on a like transaction at that time.

5.04

Unless otherwise provided herein, all payments required under this Restated License Agreement shall be due within thirty (30) days of written notice from University. Payments past due shall bear interest at the rate of one and one-half percent (1 1/2%) per month compounded, or the maximum interest rate allowed by applicable law, whichever is less.

ARTICLE 6. REPORTS, RECORDS AND AUDITS

6.01

On or before the thirtieth (30th) day following the end of each calendar quarter during the term of this Restated License Agreement, Licensee shall provide to University written report and accounts of the Net Sales of Licensed Products and/or Licensed Processes subject to Royalty hereunder made during the prior three (3) month period and shall simultaneously pay to University the Royalties due on such Net Sales, if any, in United States Dollars. Annual Minimum Royalties, if any, which are due University and prorated for each calendar quarter, shall be paid by Licensee along with the written report due under this Restated License Agreement. The first written report is due for the first quarter in which there are Net Sales and quarterly thereafter regardless of whether there are Net Sales and shall discuss the progress and results, as well as ongoing plans, with respect to the Licensed Products and/or Licensed Processes. University shall have the right to request one meeting per year to discuss such information. Net Sales shall be reported in the format of Appendix D.

6.02	Licensee shall keep accurate records in sufficient detail to reflect its operations under this Restated License Agreement and to enable the Royalties accrued and payable under this Restated License Agreement to be determined. Such records shall be retained for at least three (3) years after the close of the period to which they pertain, or for such longer time as may be required to finally resolve any question or discrepancy raised by University.

6.03	Upon the request of University, with reasonable notice, but not more frequently than once a year, Licensee shall permit an independent public accountant selected and paid by University to have access during regular business hours to such records as may be necessary to verify the accuracy of Royalty payments made or payable hereunder. Said accountant shall disclose information acquired to University only to the extent that it should properly have been contained in the royalty reports required under this Restated License Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse University for the cost of the inspection and pay the amount of the underpayment including any interest as required by this Restated License Agreement. If an inspection shows an overpayment of Royalties, such sums shall be applied to and deducted from the following Royalty payments, or subsequent payments, until the overpayment has been extinguished.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.04	Licensee acknowledges that University is subject to the Colorado Public Records Act (C.R.S. §§ 24-72-201 et seq.). All plans and reports marked “Confidential” shall be treated by University as confidential to the extent permitted under §§ 24-72-204.

ARTICLE 7. DUE DILIGENCE AND PERFORMANCE

7.01	Licensee shall use commercially reasonable efforts to proceed with the development, manufacture, exploitation and sale or lease of Licensed Products and Licensed Processes and to diligently develop markets for the Licensed Products and Licensed Processes throughout the term of this Restated License Agreement. Licensee acknowledges and agrees to the performance milestones defined in Appendix E.

7.02	Licensee agrees to develop a vigorous sublicensing program to effect commercialization of Licensed Products and Licensed Processes in any Field of Use or Territory that Licensee decides not to exploit for itself, subject to commercial constraints and Licensee’s reasonable business judgment.

7.03	University may terminate this Restated License Agreement or convert this Restated License Agreement to a non-exclusive Restated License Agreement, with respect to the rights governing any particular Patent Rights or Licensed Products or Processes, if Licensee fails to meet any of the due diligence or performance requirements of this Article 7 with respect to those Patent Rights or Licensed Products or Processes, subject to provisions of section 10.03(c).

ARTICLE 8. PATENTS, COSTS, AND ENFORCEMENT

8.01	Licensee shall reimburse [ * ], within thirty (30) days of University’s invoice, an [ * ] patent expenses [ * ].

8.02	Licensee shall control and diligently pursue the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Patent Rights or Optioned Technologies on or after the Effective Date, using patent counsel of its choice. Licensee shall be responsible for all expenses associated with patent work, except as otherwise provided in this Article 8.

8.03	(a)

Licensee shall keep University advised as to the status of the Patent Rights by providing University, in a timely manner prior to their due date, with copies of all official documents and material correspondence relating to the inventorship, prosecution, maintenance, and validity of any patent applications and patents included in the Patent Rights prior to the filing of such documents. University shall have reasonable opportunities to consult with Licensee on such patent applications and patents and shall provide such other reasonable assistance from time to time at the request of Licensee as necessary to file, prosecute and maintain such

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

applications, at Licensee’s expense. Licensee shall diligently seek legally appropriate claims under the Patent Rights, and shall not abandon prosecution of any patent application without first notifying University a reasonable time in writing prior to any bar date, of Licensee’s intention and reason therefor, and providing University with reasonable opportunity to assume responsibility for prosecution, maintenance and associated costs of such patents and patent applications. If University pursues such patent protection, then from that time forward all such subject patent applications and any patents arising therefrom shall be excluded from the Patent Rights under this Restated License Agreement and Licensee shall forfeit all rights under this Restated License Agreement to such patent applications and any patents arising therefrom.

(b)	No claims of the filed patent applications or issued patent or foreign patent rights constituting Patent Rights hereunder shall be modified, deleted, or abandoned by Licensee or its patent counsel without reasonable, prior written notice to University and reasonable opportunity for University to consult with Licensee. Licensee’s obligations under this §8.03 shall include, without limitation, an obligation to inform University in a timely manner if Licensee will not pursue patents in the U.S. or any foreign countries where patent protection may be available, in order that University may prosecute patents in such countries if University so desires. If University pursues such U.S. or foreign patent protection, or an issued patent which Licensee intends to abandon, then from that time forward such subject patent applications and any patents arising therefrom, or such issued patents, shall no longer be considered Patent Rights under this Restated License Agreement and Licensee shall forfeit all rights under this Restated License Agreement to such patent applications, any patents arising therefrom, or such issued patents. University shall be responsible for all costs associated with those patent applications and patents it decides to pursue and maintain.

8.04	If Licensee fails to diligently prosecute particular Patent Rights or if University converts this Restated License Agreement to a non-exclusive Restated License Agreement with respect to any particular Patent Rights pursuant to § 7.03, University may provide Licensee with written notice that University wishes to resume control of the preparation, filing, prosecution, and maintenance of the particular patent applications or patents included in such Patent Rights. If University elects to resume such responsibilities, Licensee agrees to cooperate fully with University, its attorneys, and agents in preparation, filing, prosecution, and maintenance of any and all patent applications or patents and to provide University with complete copies of any and all documents or other materials that University deems necessary to undertake such responsibilities.

8.05	University and Licensee agree to inform the other party promptly in writing of any suspected infringement of the Patent Rights by a third party. Licensee shall have, for a period of [ * ] from the date of any notice of infringement of the Patent Rights, the first right to institute suit against such third party. If Licensee institutes such a suit, it shall bear all costs of the litigation and shall be entitled to retain the entire amount of any recovery or settlement less earned royalties due to University. Thereafter, University and Licensee shall each have the right to institute an action for infringement of the Patent Rights against such third party in accordance with the following:

(a)	If both University and Licensee agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and any recovery or settlement shall be shared equally. University and Licensee shall agree to the manner in which they shall exercise control over such suit. Each party, at its option, may be represented by separate counsel of its own selection, the fees for which shall be paid for by the respective parties;

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)	In the absence of an agreement to institute a suit jointly, University may, but is not obligated to, institute suit, and at its option, join Licensee as a plaintiff. If University decides to institute suit, it shall notify Licensee in writing. Licensee’s failure to notify University in writing within fifteen (15) days after the date of University’s notice, that it will join in enforcing the Patent Rights pursuant to the terms hereof, shall be deemed conclusively to be Licensee’s assignment to University of all rights, causes of action, and damages resulting from any such alleged infringement. University shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement;

(c)	In the absence of an agreement to institute a suit jointly, and if University does not notify Licensee of its intent to pursue legal action within [ * ] of the end of the [ * ] period as provided above, Licensee may institute suit. Licensee shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement less earned royalties due University;

(d)	If Licensee undertakes to defend the Patent Rights by litigation, Licensee may defer from its royalty payments to University with respect to the Patent Rights subject to suit an amount not exceeding fifty percent (50%) of Licensee’s expenses and costs of such action, including reasonable attorney’s fees, provided however, that such deferral shall not exceed fifty percent (50%) of the total royalty due to University for each calendar year, and that such deferred payments shall be delivered to University upon settlement of the litigation.

8.06	In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under § 8.05, pursuant to this Restated License Agreement and the provisions of Chapter 29 of Title 35, U.S. Code or other statutes, or in the case of any action against Licensee alleging infringement by the Licensed Products or Licensed Processes, Licensee may:

(a)	defend the suit in its own name, at its own expense, and on its own behalf and collect for its use, damages, profits, and awards of whatever nature recoverable for such claims consistent with §8.05; and

(b)	settle any claim or suit for declaratory judgment involving the Patent Rights, except that Licensee shall have no right to deny the validity of any patent, patent claim, or

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

patent application included in the Patent Rights in any compromise or settlement of any claim or suit for declaratory judgment without the express prior written consent of University; provided however, that

University shall have a continuing right to intervene in such actions described in subparagraphs (a) and (b). Licensee shall take no action to compel University either to initiate or to join in any such declaratory judgment action. If Licensee elects not to defend against such declaratory judgment action, University, at its option, may do so at its own expense and shall be entitled to retain the entire amount of any recovery or settlement.

8.07	In all cases, Licensee agrees to keep University reasonably apprised of the status and progress of any litigation.

ARTICLE 9. NO WARRANTIES, INDEMNIFICATIONS AND INSURANCE

9.01	UNIVERSITY MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, SUBLICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF LICENSED PRODUCTS OR LICENSED PROCESSES INCORPORATING OR MADE BY USE OF THE PATENT RIGHTS. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OR SALE OF SUCH PRODUCTS OR PROCESSES WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, SERVICE MARK, OR OTHER RIGHTS.

9.02	Notwithstanding anything in this Restated License Agreement to the contrary, nothing in this Restated License Agreement shall be construed as:

(a)	A warranty or representation by University as to rights in Know-How or the validity or scope of any of the Patent Rights;

(b)	A warranty or representation that the Patent Rights or anything made, used, sold or otherwise disposed of under the License will or will not infringe patents, copyrights or other rights of third parties; or

(c)	An obligation to furnish any know-how or technology not agreed to in this Restated License Agreement, to bring or prosecute actions or suits against third parties for infringement (except to the extent described in §8.05) or to provide any services other than those specified in this Restated License Agreement.

9.03	Licensee shall indemnify, defend, and hold harmless University, its regents, employees, students, officers, agents, affiliates, and representatives from and against all liability, demands, damages, losses, and expenses, for death, personal injury, illness, property damage, noncompliance with applicable laws and any other claim, proceeding, demand, expense and liability of any kind whatsoever in connection with or arising out of:

(a)	the use by or on behalf of Licensee, its sublicensees, affiliates, directors, officers, employees, or third parties of any Patent Rights; or

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)	the design, manufacture, production, distribution, advertisement, consumption, sale, lease, sublicense or use of any Licensed Product(s), Licensed Process(es) or materials by Licensee, or other products or processes developed in connection with or arising out of the Patent Rights; or

(c)	any right or obligation of Licensee under this Restated License Agreement.

9.04	Licensee warrants that it now maintains and will continue to maintain general liability insurance, including product liability insurance, on such terms and in such amounts as are reasonable and customary within the industry.

ARTICLE 10. DURATION AND TERMINATION

10.01	The term of the License shall commence on the Effective Date and extend to the date of expiration of the last to expire of any patents embodying the Licensed Products or Licensed Processes, including any continuations, continuations-in-part, reissues, renewals or extensions thereof. The obligation to pay the Royalty set forth under Article 5 with respect to each Licensed Product or Licensed Process shall expire when the patent covering such Licensed Product or Licensed Process expires.

10.02	Licensee may terminate this Restated License Agreement in whole, or in part with respect to any particular Patent Rights and the associated Licensed Products or Processes, at any time on sixty (60) days written notice to University if Licensee:

(a)	pays all amounts due, including the pro-rata Annual Minimum Royalties, as well as all non-cancelable costs, to University through the termination date;

(b)	submits a final report of the type described in Article 6;

(c)	returns any confidential materials provided to Licensee by University in connection with this Restated License Agreement;

(d)	if terminating in part with respect to particular patent rights, suspends its use and sales of the associated Licensed Product(s) and Licensed Process(es); provided, however, that Licensee may for a period of one hundred and eighty (180) days after the effective date of such termination sell all associated Licensed Products that may be in inventory subject to Licensee’s obligations in Article 5 and Article 6; and

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e)	provides University the right to access any regulatory information filed with any U.S. or foreign government agency with respect to Licensed Products and Licensed Processes associated with the terminated Patent Rights.

10.03	University may terminate this Restated License Agreement in the event that:

(a)	Licensee fails to pay University any amounts, including patent costs, when due to University hereunder and Licensee fails to make such payment within sixty (60) days of written notice from University; or

(b)	Licensee becomes insolvent, files a Chapter 7 petition in bankruptcy, has such a petition filed against it, and such petition is not dismissed within ninety (90) days; or

(c)	Licensee is in material breach or default of this Restated License Agreement other than those occurrences listed in §10.03 (a) or (b), and Licensee fails to cure the breach or default within sixty (60) days of written notice of the breach or default. Licensee’s ability to cure such breach shall be limited to the first two material breaches properly noticed under the terms of this Restated License Agreement, regardless of the nature of those breaches. Any subsequent material breach shall entitle University to terminate this Restated License Agreement immediately. Events constituting a material breach or default shall include, but are not limited to, the following:

(i)	failure by Licensee to meet any performance milestone in Appendix E;

(ii)	operation, manufacture, use of or sale of the Licensed Products or Licensed Processes outside the Fields of Use or Territory;

(iii)	failure to keep adequate records or permit inspection or audit.

ARTICLE 11. MISCELLANEOUS

11.01	This Restated License Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

11.02	All notices, demands or consents required or permitted hereunder shall be deemed sufficient if given in writing and personally delivered, sent by registered mail, postage prepaid, or by a nationally recognized overnight courier service, and addressed to the party to receive such notice at the address given below, or such other address as may hereafter be designated by notice in writing.

University:	Licensee:

Technology Transfer Office	ARCA biopharma, Inc.

University of Colorado, 588 SYS	8001 Arista Place, Suite 200

4740 Walnut Street, Suite 100	Broomfield, CO 80021

Boulder, CO 80309-0588	Attention: Dr. Michael Bristow

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

<License Administrator, Case #s

[ * ]>

Electronic funds transfer can be made to:

[ * ]

Please include sufficient information to identify payment.

Licensee is responsible for electronic transfer expenses.

11.03	Licensee agrees not to identify University in any promotional advertising, press releases, sales literature or other promotional materials to be disseminated to the public or any portion thereof without University’s prior written consent in each case, except that Licensee may state that it has a license for the Patent Rights from University. Licensee further agrees not to use the name of University or any University faculty member, inventor, employee or student or any trademark, service mark, trade name, copyright or symbol of University, without the prior written consent of the University, entity or person whose name is sought to be used.

11.04	Licensee agrees to:

(a)	cause Licensed Products or the product of Licensed Processes sold under this Restated License Agreement to be marked with the notice of the patent numbers or patent pending, as may be appropriate;

(b)	comply with all laws and regulations of the United States and any other country as appropriate concerning or controlling the import or export of the Licensed Products, data, software, laboratory prototypes or other commodities. University makes no representation that a license or consent for export will not be required by applicable governmental agencies, or if required, that it will be issued; and

(c)	comply with all applicable statutes, regulations, and guidelines, including applicable governmental regulations, policies and guidelines in its use of any University - supplied materials (“Materials”). Licensee agrees not to use the Materials for research involving human subjects or clinical trials in the United States without complying with 21 C.F.R. Part 50 and 45 C.F.R. Part 46 (as those regulations may be amended from time to time). Licensee agrees not to use the Materials for research involving human subjects or clinical trials outside of the United States without notifying University in writing, of such research or trials and complying with the applicable regulations of the appropriate national control authorities.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Written notification to University of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of such research or trials.

11.05	In the event of any dispute arising out of or relating to this Restated License Agreement, the affected party shall promptly notify the other party in writing, and upon the other party’s receipt of such notice (“Notice Date”), the parties shall attempt in good faith to resolve the matter. Any disputes not so resolved shall be referred to senior executives of the parties, who shall meet at a mutually acceptable time and location within thirty (30) days of the Notice Date and shall attempt to mediate the dispute and negotiate a settlement. If the senior executives fail to meet within thirty (30) days of the Notice Date, or if the matter remains unresolved for a period of sixty (60) days after the Notice Date, the dispute may be submitted to a court of competent jurisdiction in the State of Colorado, and, by execution and delivery of this Restated License Agreement, each party (a) accepts, generally and unconditionally, the jurisdiction of such court and any related appellate court, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum. However, either party shall be free to seek appropriate injunctive relief without compliance with the mediation procedures set forth herein.

11.06	The terms and provisions contained in this Restated License Agreement constitute the entire agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending this Restated License Agreement will be binding upon either party hereto, unless in writing which specifically refers to this Restated License Agreement, signed by duly authorized officers or representatives of the respective parties, and the provisions of this Restated License Agreement not specifically amended thereby shall remain in full force and effect according to their terms.

11.07	The provisions and clauses of this Restated License Agreement are severable, and in the event that any provision or clause is determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions and clauses hereof.

11.08	This Restated License Agreement does not establish a joint venture, agency or partnership between the parties, nor create an employer - employee relationship. This Restated License Agreement may be assigned to a party that acquires substantially all of the assets of Licensee upon thirty (30) days prior written notice to University. A change in control of Licensee shall not be considered an assignment of this Restated License Agreement.

11.09	The parties agree that nothing in this Restated License Agreement is intended or shall be construed as a waiver, either express or implied, of any of the immunities, rights, benefits, defenses or protections provided to University under governmental or sovereign immunity laws from time to time applicable to University, including, without limitation, the Colorado Governmental Immunity Act (C.R.S. §§24-10-101, et seq.) and the Eleventh Amendment to the United States Constitution.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.10	The provisions of Articles 1 (Definitions), 6 (Reports, Records and Audits), 8 (Patent Costs and Enforcement), 9 (No Warranties, Indemnifications and Insurance, 11 (Miscellaneous), and sections 2.05, 2.06, 2.07 and 2.08, and any other provision of this Restated License Agreement that by its nature is intended to survive, shall survive any termination or expiration of this Restated License Agreement.

Signature Page Follows

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF the parties hereto have caused this Restated License Agreement, which is effective on the date of the last to sign below, to be executed in duplicate by their respective duly authorized officers.

University:	Licensee:

ARCA biopharma, Inc.

By:	By:

Title:	Title:

Date:	Date:

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX A

PATENT RIGHTS

[                    ]

CU No	Country	Serial No	File Date	Title
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX B

FIELDS OF USE and TERRITORY

Territory = worldwide

Fields of Use = all fields

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX C

ROYALTIES

In accordance with Articles 5 and 6, Licensee shall pay the following Royalties to University:

Annual Minimum Royalty: [ * ] until first commercial sales of Licensed Product(s) and/or Licensed Process(es) occurs, payable quarterly in accordance with section 6.01; [ * ] of Licensed Product(s) and/or Licensed Process(es), payable quarterly in accordance with section 6.01. The Annual Minimum Royalty will be credited against any Earned Royalties that are payable for each reporting period.

Earned Royalty: A percentage of Net Sales as follows: [ * ] of Net Sales. If the Licensed Product or Licensed Process is sold as a combination product, or as a part of bundled products, in such a way that the price of the Licensed Product or Licensed Process included in the combination product is not separately stated on the invoice, for the purpose of determining [ * ] payments, Net Sales for the combination product, or bundled products, shall be determined by multiplying Net Sales of the combination product by the fraction [ * ]. If such separate market prices are not established, then the parties shall negotiate in good faith to determine the method of calculating Net Sales for combination products. No [ * ] shall be payable on Net Sales of any Licensed Products or Licensed Processes relating to [ * ]. For the avoidance of doubt, the foregoing [ * ] exclusion shall apply [ * ].

Benchmark Royalties: Payable within thirty (30) days of each event, as follows:

(a) With respect to the initiation of any [ * ] involving any Licensed Product(s) and/or Licensed Process(es) [ * ].

(b) With respect to the initiation of any [ * ] involving any Licensed Product(s) and/or Licensed Process(es) [ * ].

(c) With respect to [ * ] any Licensed Product(s) and/or Licensed Process(es) to [ * ].

Sublicensing Royalties: Licensee shall pay University Sublicensing Royalties for all Sublicense Consideration (as hereafter defined) received for the sublicense of the Patent Rights [ * ] through last to expire Patent Rights For purposes of this Restated License Agreement, “Sublicense Consideration” shall mean any and all consideration received by Licensee or an Affiliate from a third party as consideration for the grant of a sublicense to the Patent Rights. Such Sublicense Consideration shall include without limitation any upfront, license initiation or signing fees, license maintenance fees, milestone payments, royalties on net sales by sublicensees, the unearned portion of any minimum annual royalty payment, equity, and research and development funding in excess of the actual costs of performing such research and development received by Licensee or Affiliates.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX D

ROYALTY REPORT

Licensee:

Inventor:

Period Covered: From:	/ /
Prepared By:
Approved By:

Case No.:

Patent No.

Through:	/ /

Date:
Date:

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report. A discussion of the progress and results, as well as ongoing plans, with respect to the Licensed Products and/or Licensed Processes, see § 6.01, is attached.

Report Type:	Single Product Line Report:
Multiproduct Summary Report. Page 1 of Pages
Product Line Detail. Line: Trademark: Pages:

Country	Gross Sales	* Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year
U.S.A.
Canada
Europe

Japan
Other:

TOTAL:

Sublicense Fees this quarter: $             (attach page showing names, addresses, and telephone numbers; and amount of fees received; territory; field of use)

Total Royalty: $

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The following royalty forecast is non-binding and for University internal planning purposes only:

Royalty Forecast Under This Restated License Agreement:

Next Quarter:             Q2:             Q3:              Q4:

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX E

PERFORMANCE MILESTONES

Licensee agrees to the following:

a.	On or before January 1, 2006, Licensee shall deliver to University a business plan that communicates the Licensee’s product development and marketing (strategic, tactical and financial) plans for Patent Rights. This document shall include forecasts showing the funds, personnel and time budgeted and planned for development of the Licensed Product(s) and Licensed Process(es) and Licensee shall provide similar reports or updates, as the case may be, to University on [ * ].

b.	Licensee agrees that if any particular patent application or issued patent that is a part of the Patent Rights is not developed, sublicensed or being diligently used in research and development within five (5) years of the filing of the respective patent application, Licensee shall relinquish all rights to that portion of the Patent Rights to University without additional compensation, credit or refund of any amounts paid.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.